Exhibit 3.6
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
METLIFE, INC.
METLIFE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation, at a meeting duly held on February 23, 2011, adopted a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, subject to the approval of stockholders of the Corporation at the 2011 Annual Meeting, to replace Article VI, Sections 1 and 3 in their entirety with the revised text of such Sections as set forth below:
SECTION 1. CLASSIFIED BOARD. Subject to the succeeding provisions of this Section 1 of Article VI, the Directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, which shall be designated Class I, Class II and Class III, as shall be provided in the By-Laws of the Corporation, each class to hold office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation prior to the 2012 annual meeting of stockholders, the date of which will be fixed pursuant to the By-Laws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At each annual meeting of stockholders commencing with the 2012 annual meeting of stockholders, the dates of which will be fixed pursuant to the By-Laws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, directors elected to succeed those directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Commencing with the 2014 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease.

SECTION 3. MANAGEMENT OF BUSINESS. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
(a) Subject to the rights of holders of any series of Preferred Stock, if any, to elect additional Directors under specified circumstances, (i) prior to the 2014 annual meeting of stockholders, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director, but only for cause; and (ii) from and after the 2014 annual meeting of stockholders, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director with or without cause.
(b) Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of Directors shall be filled in the manner provided in the By-Laws of the Corporation.
(c) Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.
(d) The election of Directors may be conducted in any manner approved by the officer presiding at a meeting of stockholders or the Director presiding at a meeting of the Board of Directors, as the case may be, at the time when the election is held and need not be by written ballot.
(e) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.
(f) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide. In addition to any requirements of law and any other provision of this Certificate of Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws upon the affirmative vote of the holders of three-quarters (3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.
     SECOND: That, the stockholders of the Corporation were given notice of the proposed amendment to the Amended and Restated Certificate of Incorporation in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Corporation and the By-Laws of the Corporation, and duly adopted the amendment to the Amended and Restated Certificate of Incorporation in accordance with the requirements of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Corporation and the By-Laws of the Corporation.
     THIRD: That such amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, MetLife, Inc. has caused this certificate to be signed by Christine M. DeBiase, its Vice President and Secretary, this 29th day of April, 2011.

METLIFE, INC.
By:	/s/ Christine M. DeBiase
Christine M. DeBiase
Vice President and Secretary

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